Exhibit 99.1

 ArthroCare's Third Quarter Product Revenues Rise 34 Percent to $28.6 Million;
         Net Income Grows 225 Percent Year-over-Year with EPS of $0.10

    SUNNYVALE, Calif.--(BUSINESS WIRE)--Oct. 22, 2003--ArthroCare(R) Corp. (Nasdaq:ARTC), a multi-business medical device company that develops products based on its patented Coblation(R) technology, announced today that in the third quarter ended Sept. 30, 2003, the company reported product revenues of $28.6 million, a 34 percent increase over the $21.3 million recorded in the same quarter of the previous year. Total revenues, which include product revenues and royalties, for the third quarter were $29.4 million, a 32 percent increase over the $22.2 million reported in the third quarter of 2002.
    The company reported net income of $2.1 million, or $0.10 per diluted share, for the third quarter of 2003, a 225 percent increase over net income of $646,000, or $0.03 per diluted share, reported in the same quarter of 2002.


                           Q3 SUMMARY TABLE

                                           Q303      Q203     Q302
                                         --------- -------- ---------
Product Sales                             $28.6 M  $28.4 M   $21.3 M
License Fees, Royalties and Other
 Revenues                                $881,000   $1.3 M  $879,000
Total Revenues                            $29.4 M  $29.7 M   $22.2 M
Net Income                                 $2.1 M   $2.0 M  $646,000
Earnings Per Diluted Share                  $0.10    $0.09     $0.03

    FIRST NINE MONTHS OF 2003

    For the first nine months of 2003, total revenues reached $86.3 million compared with $64.4 million in the same period of 2002. The product sales portion of revenue increased to $83.4 million in 2003 compared to $61.3 million in 2002. Net income for the nine-month period was $4.7 million, or $0.21 per diluted share in the current year compared with $2.2 million, or $0.10 per diluted share in the previous year.

    REVENUE

    In addition to third quarter product sales of $28.6 million, license fees, royalties and other revenue were $881,000 in the third quarter of 2003 compared to $879,000 in the third quarter of 2002. International sales more than doubled compared to the same period of last year and represented approximately 25 percent of product sales during the quarter. ArthroCare shipped nearly 150,000 disposable devices and more than 1,000 controller units during the quarter.

    BUSINESS UNIT PERFORMANCE

    ArthroCare generated strong year-over-year revenue growth in all of its business units during the third quarter.
    Arthroscopy revenue increased 29 percent during the quarter compared with the same period of 2002 and represented 70 percent of total product sales. Excluding the Atlantech(TM) product line, Arthroscopy revenue from Coblation products grew 16 percent over the same period of last year. Atlantech products generated $2.1 million in sales in the third quarter.
    Sales from the Spine business unit increased 51 percent during the quarter compared to the same period of 2002 and represented 13 percent of product sales. The third quarter increase in ENT product sales over the comparable period of last year was 74 percent, with ENT sales representing 16 percent of product sales during the quarter.

    OPERATIONS

    Gross margin on product sales improved to 68 percent in the third quarter compared to 63 percent in the same quarter of 2002. The year-over-year improvement primarily was driven by the increased volume of product being manufactured at ArthroCare's Costa Rica facility, which continues to handle all high-volume production for the company.
    Operating expenses for the third quarter increased 31 percent or $4.3 million compared to the third quarter a year ago and decreased by approximately $1.0 million compared to the second quarter of 2003, primarily due to reduced legal expenses. Research and development, sales and marketing, and general and administrative expenses were all essentially flat as a percentage of product revenue compared to the third quarter of 2002.
    "The ArthroCare team again produced solid financial results during the third quarter," said Michael A. Baker, president and chief executive officer (CEO) for ArthroCare. "All of our business units continued to generate substantial revenue growth, and the company as a whole made tremendous progress towards executing upon our strategic initiatives. As we begin the final quarter of this fiscal year, we are well-positioned to meet our year-end financial objectives and to enter 2004 with growing momentum."

    RECENT CORPORATE DEVELOPMENTS

    -- Two new studies demonstrating the benefits of Coblation tonsillectomy were presented at the Annual Meeting of the American Academy of Otolaryngology (AAO) held Sept. 21-24, 2003. These large randomized studies showed Coblation improves tonsillectomy patients' post-operative outcomes, including reduced post-operative pain, quicker return to normal diet, reduced risk of secondary hemorrhage, less localized swelling and reduced use of post-operative narcotics when compared to traditional electrocautery procedures.

    -- ArthroCare recently received FDA clearance and began initial shipments of a new arthroscopy product line-up that offers significantly faster, more efficient and more complete tissue removal for shoulder, anterior cruciate ligament, meniscus and cartilage repair than previously available. Three new ArthroWands -- UltraVAC(TM), Paragon(TM) and MeniVAC(TM) -- the new Atlas(TM) control system, and the Bilok(R) ACL anchor are now being rolled out in the U.S. market.

    -- ArthroCare released the EVAC T&A Wand, a third-generation, high-performance device that enables physicians to perform a tonsillectomy and adenoidectomy during the same procedure. It is easier to use than ArthroCare's previous tonsillectomy wands and improves the speed at which physicians can perform those procedures. The EVAC T&A is ArthroCare's first device that can be used in stand-alone adenoidectomy procedures.

    CONFERENCE CALL

    ArthroCare will hold a conference call with the financial community to discuss these results and its business outlook for Fiscal 2003 and 2004 at 7:30 a.m. ET/4:30 a.m. PT today. The call will be simultaneously Web cast by CCBN and can be accessed on ArthroCare's Web site at www.arthrocare.com. The Webcast will remain available through Nov. 5, 2003. A telephonic replay of the conference call can be accessed by dialing 800-633-8284 and entering pass code number 21161352.

    ABOUT ARTHROCARE

    ArthroCare Corp. (www.arthrocare.com), headquartered in Sunnyvale, Calif., is a multi-business medical device company that develops, manufactures and markets minimally invasive soft tissue surgical products based on its patented Coblation technology. Coblation uses low-temperature radio-frequency energy to gently and precisely dissolve rather than burn soft tissue, minimizing damage to healthy tissue. ArthroCare targets a multi-billion dollar market opportunity across several medical specialties, significantly improving surgical procedures and enabling new, minimally invasive procedures. ArthroCare's Coblation-based devices have been used in more than two million surgical procedures worldwide. The company has developed and marketed Coblation-based products for arthroscopic, spine/neurologic, ear, nose and throat, cosmetic, urologic, gynecologic and laparoscopic/general surgical procedures, and continues research in other areas.

    SAFE HARBOR STATEMENTS

    Except for historical information, this press release includes forward-looking statements. These statements include, but are not limited to, the company's stated business outlook for fiscal 2003, continued strength of the company's fundamental position, the strength of the company's technology, the company's belief that strategic moves will enhance achievement of the company's long term potential, the potential and expected rate of growth of new businesses, continued success of product diversification efforts, and other statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to the uncertainty of success of the company's non-arthroscopic products, competitive risk, uncertainty of the success of strategic business alliances, uncertainty over reimbursement, need for governmental clearances or approvals before selling products, and the uncertainty of protecting the company's patent position. These and other risks and uncertainties are detailed from time to time in the company's Securities and Exchange Commission filings, including ArthroCare's Form 10-K for the year ended December 31, 2002 and the 10-Q for the quarter ended June 30, 2003. Forward-looking statements are indicated by words or phrases such as "anticipates," "estimates," "projects," "believes," "intends," "expects," and similar words and phrases. Actual results may differ materially from management expectations.


ARTHROCARE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)


                     Three Months Ended         Three Months Ended
                 Sept. 30  June 30          Sept. 30 Sept. 30
                   2003     2003   Variance   2003     2002   Variance
                 -------- -------- -------- -------- -------- --------

Revenues:
  Net Product
   Sales         $28,559  $28,401     $158  $28,559  $21,332   $7,227
  Royalties,
   fees and
   other             881    1,300     (419)     881      879        2
                 -------- -------- -------- -------- -------- --------
    Total
     revenues     29,440   29,701     (261)  29,440   22,211    7,229

Cost of product
 sales             9,066    8,661     (405)   9,066    7,981   (1,085)
                 -------- -------- -------- -------- -------- --------

    Gross profit  20,374   21,040     (666)  20,374   14,230    6,144
                 -------- -------- -------- -------- -------- --------

Operating
 expenses:
  Research and
   development     3,068    2,607     (461)   3,068    2,188     (880)
  Sales and
   marketing      11,573   11,519      (54)  11,573    9,011   (2,562)
  General and
   adminis-
   trative         3,289    4,781    1,492    3,289    2,458     (831)
                 -------- -------- -------- -------- -------- --------
    Total
     operating
     expenses     17,930   18,907      977   17,930   13,657   (4,273)

Income from
 operations        2,444    2,133      311    2,444      573    1,871
Interest and
 other income,
 net                 591      697     (106)     591      377      214
                 -------- -------- -------- -------- -------- --------

Income before
 income tax
 provision         3,035    2,830      205    3,035      950    2,085
Income tax
 provision           941      868      (73)     941      304     (637)
                 -------- -------- -------- -------- -------- --------

Net income        $2,094   $1,962     $132   $2,094     $646   $1,448
                 ======== ======== ======== ======== ======== ========

Basic net income
 per share         $0.10    $0.09    $0.01    $0.10    $0.03    $0.07
                 ======== ======== ======== ======== ======== ========

Shares used in
 computing basic
 net income per
 share            20,650   20,911            20,650   21,085

Diluted net
 income per
 common share      $0.10    $0.09    $0.01    $0.10    $0.03    $0.07
                 ======== ======== ======== ======== ======== ========

Shares used in
 computing
 diluted net
 income per
 share            21,796   21,858            21,796   22,060




                                               Nine Months Ended

                                          Sept. 30  Sept. 30
                                              2003      2002  Variance
                                          --------- --------- --------

Revenues:
Net Product Sales                          $83,409   $61,329  $22,080
Royalties, fees and other                    2,933     3,054     (121)
                                          --------- --------- --------
           Total revenues                   86,342    64,383   21,959

Cost of product sales                       26,325    22,758   (3,567)
                                          --------- --------- --------

     Gross profit                           60,017    41,625   18,392
                                          --------- --------- --------

Operating expenses:
      Research and development               8,321     6,472   (1,849)
      Sales and marketing                   34,611    26,270   (8,341)
      General and administrative            11,982     6,861   (5,121)
                                          --------- --------- --------
           Total operating expenses         54,914    39,603  (15,311)

Income from operations                       5,103     2,022    3,081
Interest and other income, net               1,636     1,231      405
                                          --------- --------- --------

Income before income tax provision           6,739     3,253    3,486
Income tax provision                         2,089     1,064   (1,025)
                                          --------- --------- --------

Net income                                  $4,650    $2,189   $2,461
                                          ========= ========= ========

Basic net income per share                   $0.22     $0.10    $0.12
                                          ========= ========= ========

Shares used in computing basic net income
 per share                                  20,908    21,595

Diluted net income per common share          $0.21     $0.10    $0.11
                                          ========= ========= ========

Shares used in computing diluted net
 income per share                           21,740    22,514


    CONTACT: ArthroCare Corporation
             Fernando Sanchez, 408-736-0224 (investors)
               or
             Haberman & Associates
             Amanda Kohls, 612-338-3900 (media)
             amanda@habermaninc.com